EXHIBIT 10.8

Description of Non-Employee Director Compensation Program

Regional Management Corp. (the “Company”) maintains a non-employee director compensation program pursuant to which:

•	each non-employee director receives an annual cash retainer of $30,000 payable in quarterly installments ($50,000 in the case of the chairman or lead independent director of the Board of Directors);

•	each member of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee receives an additional annual cash retainer of $10,000 payable in quarterly installments ($20,000 in the case of the chairman of each committee);

•	each member of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee receives a $1,500 meeting fee for each committee meeting attended;

•	each non-employee director receives an annual equity-based award with a value equal to $90,000 ($110,000 in the case of the chairman or lead independent director of the Board of Directors); and

•	each member of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee receives an additional annual equity-based award with a value equal to $10,000 ($20,000 in the case of the chairman of each committee).

The equity-based awards are granted on the fifth business day following the date of the annual stockholders’ meeting at which directors are elected. The value of each director’s equity-based award is split evenly between nonqualified stock options and restricted stock. The number of shares subject to the nonqualified stock option award is determined by dividing the value of the award by the fair value per share of common stock on the grant date calculated using the Black-Scholes valuation model. The number of shares subject to the restricted stock award is determined by dividing the value of the award by the closing price per share of common stock on the grant date.

The nonqualified stock options are fully vested on the grant date and expire ten years following the grant date. The restricted stock award vests and becomes non-forfeitable as to 100% of the underlying shares on the earlier of the first anniversary of the grant date or the date of the next annual stockholders’ meeting, subject to the director’s continued service from the grant date until the vesting date, or upon the earlier occurrence of the director’s termination of service as a director by reason of death or disability or upon a change in control of the Company. In the event of the director’s termination of service for any other reason, the director forfeits the restricted stock award immediately. Each equity-based award is subject to the terms and conditions of the Regional Management Corp. 2015 Long-Term Incentive Plan, a nonqualified stock option agreement, and a restricted stock award agreement, the forms of which were previously approved by the Compensation Committee and the Board of Directors and filed with the Securities and Exchange Commission.